Exhibit 10.2

Description of the Verbal Agreement By and Between the Company and Mr. Paul Rosen

The Company entered into a verbal agreement with Paul Rosen, effective July 20, 2017, with regard to his services as Chief Executive Officer of the Company. The terms verbally agreed to by the parties are as follows:

Mr. Rosen earns a base salary of $300,000 per annum. His employment shall continue indefinitely until terminated by either Mr. Rosen or the Company. As no specific notice terms were discussed, Mr. Rosen’s entitlement to notice would be as prescribed by the Employment Standards Act, 2000 (Ontario). Mr. Rosen is entitled to participate in the Company’s employee health and dental plan. Any bonuses, whether in cash or stock options, would be awarded by the Board on a discretionary basis based on personal performance of Mr. Rosen and the financial performance of the Company.  As no specific vacation terms were discussed, Mr. Rosen’s entitlement to vacation would be as prescribed by the Employment Standards Act, 2000 (Ontario).

Mr. Rosen’s duties are understood to evolve based on the needs of the Company at its various stages of growth and include: communicating with shareholders, government entities and the public and media as a spokesperson of the Company; leading the development of the Company’s short and long-term growth strategy; creating, developing and implementing the Company’s vision and mission; assessing, together with other senior management, the personnel needs of the Company and assisting with hiring decision making; providing, together with other senior management, feedback to the Company’s employees; participating as an active Board member and acting as a liaison between the Company’s employees and the Company’s Board.